Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on March 2, 2021

Registration Statement No. 333-228632-07

Pxg Details: $1.4+bln AmeriCredit Automobile Receivables Trust (AMCAR 2021-1)

• Bookrunners    : BNP Paribas (struc), DB, JP Morgan, Wells Fargo

• Co-Managers   : Barclays, Credit Ag, Morgan Stanley, Societe Generale

• Selling group   : Drexel Hamilton

Anticipated Capital Structure:

CL	AMT ($MM)	WAL	S/F	L. FNL	PXD	YLD	CPN	$PX
A-1	255.090	0.17	A-1+/F1+	03/22	IntL+1	0.15954	0.15954	100.00000
A-2	519.000	0.83	AAA/AAA	06/24	EDSF+11	0.282	0.28	99.99848
A-3	312.430	2.00	AAA/AAA	08/25	ISWPS+15	0.371	0.37	99.99857
B	115.590	2.78	AA/AA	10/26	ISWPS+35	0.690	0.68	99.97521
C	143.490	3.32	A/A	10/26	ISWPS+45	0.892	0.89	99.99886
D	109.210	3.69	BBB/BBB	12/26	ISWPS+70	1.222	1.21	99.96789
E	45.440	*** Retained ***

Transaction Details:
• Offered Size : $1.4+bln	• Registration : SEC-Registered
• Pricing Speed : 1.50%	• BBG Ticker : AMCAR 2021-1
• Expected Settle : 03/10/2021	• Risk Retention : US = YES; EU = NO
• First Payment : 04/19/2021	• ERISA Eligible : Yes
• Expected Ratings : S&P/Fitch	• Denominations : 1k x 1k
• Bill & Deliver : BNP Paribas

Available Information:

• Attached: Preliminary Offering Memorandum, Intex CDI, FWP

• Intexnet Deal Name: bpamcar2101-red-upsize Password: XV44

• Dealroadshow: www.dealroadshow.com Password: AMCAR211 (case-sensitive)

Cusips:

A-1: 03063FAA2 A-2: 03063FAB0 A-3: 03063FAC8 B: 03063FAD6

C: 03063FAE4 D: 03063FAF1

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, BNP Paribas Securities Corp. can arrange to send you the prospectus if you request it by calling toll free at 1-800-854-5674.